Exhibit 99.1

OPNET Announces Preliminary Results and Schedules First Quarter Results

Teleconference/Webcast for Wednesday, August 1, 2007

BETHESDA, MD—July 17, 2007—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that based on preliminary estimates it expects revenues for the first fiscal quarter, ended June 30, 2007, to be in the range of $23.2 to $23.4 million, compared to its guidance of $24.0 to $26.0 million. Based on these preliminary estimates, earnings per share for the first quarter of fiscal 2008 are expected to be between $0.02 and $0.04 on a diluted basis, compared to guidance of $0.02 to $0.08.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are disappointed by the preliminary results for fiscal Q1. Fiscal Q1 historically is the most challenging quarter for the company to close deals. Our analysis indicates that we encountered more deals with longer transaction processing time in both domestic and international accounts than we anticipated.”

Based on preliminary estimates:

•	Total license revenue was down sequentially from Q4 of fiscal 2007 by approximately 17.9% to 19.8%
•	Revenue from international sales was down sequentially from Q4 of fiscal 2007 by approximately 31.9% to 33.6%

OPNET will hold an investor conference call on Wednesday, August 1, 2007 at 5:00 pm EDT to review financial results for the first quarter of fiscal 2008.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or
•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 248027. The replay will be available from 7:00 pm Eastern Time August 1st through 11:59 pm Eastern Time August 8th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

More detailed financial results for the first quarter of fiscal 2008 will be released after the market closes on Wednesday, August 1, 2007.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenues for the first quarter of fiscal 2008, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com